Exhibit 10.5

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is entered into as of April 5, 2011 by and between Pacific Gas and Electric Company (the “Company”) and John S. Keenan (“Executive”) (each a “Party,” and together , the “Parties”) and sets forth the terms and conditions of Mr. Keenan’s separation from employment with the Company.

WHEREAS, Executive is employed by the Company as its Chief Operating Officer;

WHEREAS, Executive will end his employment with the Company on April 30, 2011 (the “Last Date of Employment”) and become retired effective May 1, 2011;

WHEREAS, the Parties wish resolve any and all disputes that may exist between them;

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Resignation from Employment.

(a)     Executive shall be deemed to have resigned from his employment with the Company and from all offices and directorships (if any) held with the Company and any of the Company’s parents, affiliates and/or subsidiaries (“Affiliates”) on the Last Date of Employment. Executive shall retire on May 1, 2011. Executive shall promptly execute such documents as the Company and/or its Affiliates may reasonably deem necessary or desirable to effectuate the foregoing retirement, so long as such documents are consistent with this Agreement. Executive acknowledges that, except as provided or referenced in this Agreement, he shall have no further rights to any compensation or benefits from the Company or its Affiliates.

(b)     Until the Last Date of Employment, Executive will, as requested by the Company, (i) continue to devote his best skill and perform his duties as Chief Operating Officer, (ii) cooperate and participate in employee meetings, and (iii) cooperate in communications with media, investment community, regulators, elected officials, and other policymakers, government officials and other stakeholders.

(c)     Through the Last Date of Employment, Executive shall continue to receive his base salary and benefits as in effect on March 31, 2011.

(d)     On the Last Date of Employment, Executive shall be paid any unpaid base salary through the Last Date of Employment and any accrued, unused vacation.

(e)     After Executive’s Last Day of Employment and upon his May 1, 2011 retirement, Executive shall be eligible for benefits under the Pacific Gas and Electric Company Retirement Plan and the Supplemental Executive Retirement Plan of PG&E Corporation in accordance with the terms of those plans and Executive’s distribution elections.

(f)     After Executive’s Last Date of Employment and upon his May 1, 2011 retirement, in accordance with the terms of the PG&E Corporation Long-Term Incentive Plan (the “LTIP”), Executive shall be eligible for continued vesting of benefits under the LTIP.

(g)     After Executive’s Last Date of Employment and upon his May 1, 2011 retirement, in accordance with the terms of the PG&E Corporation Special Incentive Stock Ownership Premiums Plan (the “SISOP”), all unvested SISOPs shall immediately vest.

(h)     Executive gives up any right or claim to future employment with the Company and/or its Affiliates, including without limitation, any future compensation or benefits, except as set forth in this Agreement and the parties’ Settlement Agreement executed concurrently with this Agreement and Mortgage Subsidy Agreement Executive will submit within thirty (30) days of the Last Date of Employment a request for reimbursement of any and all reasonable business expenses not reimbursed on or before the Last Date of Employment which he has incurred. Any request submitted by him will be reviewed and expenses reimbursed in accordance with the Company’s normal reimbursement process and requirements.

(i)     Executive shall make a diligent search for, and deliver to the Company, by the Last Date of Employment, (i) any document, materials, files or computer files, or copies, reproductions, duplicates, transcriptions or replicas thereof relating to the Company’s business or affairs or belonging to the Company or any of its Affiliates, which are in his possession or control and (ii) all other Company property (including, without limitation, laptop computer, blackberry, identification cards, security access cards, credit cards etc.) that are in his possession or control.

2.	Severance.

(a)     Severance Benefits. Provided that Executive signs, delivers, and does not revoke this Agreement within the time-frames specified in Section 5(e), the Company will provide the following severance benefits:

(i)     No sooner than the eighth (8th) day after Executive delivers to the Company a signed copy of this Agreement (the “Effective Date”), and no later than April 20, 2011 pay to Executive in a single lump sum, of $2,278,449. (TWO MILLION TWO HUNDRED SEVENTY-EIGHT THOUSAND AND FOUR HUNDRED FORTY-NINE DOLLARS), less applicable withholdings and deductions. In the event of Executive’s death, the benefits payable herein shall be payable to the Executive’s estate and/or heirs.

(b)     Exclusivity of Benefits. Except as expressly provided in Sections 1 and 2 of this Agreement, Executive is not entitled to any additional payments or benefits in connection with Executive’s employment or the termination thereof or under or in connection with any contract, agreement or understanding between Executive and the Company and Affiliates, unless they have been set forth in the Settlement Agreement executed concurrently with this Agreement or Mortgage Subsidy Agreement.

3.	Non-Disparagement/Public Statements.

(a)     Executive covenants never to disparage the Company or Affiliates, or any product or service of the Company or Affiliates, or any past or present employee, officer or director of the Company or any Affiliate, or any member of any Board of Directors of any entity affiliated with the Company.

(b)     The Company covenants that directors and officers of the Company and its Affiliates shall not while employed by or serving as a member of the Board, as the case may be, disparage Executive.

(c)     [INTENTIONALLY DELETED]

(d)     The Company shall file a Form 8-K Report.

(e)     This Agreement shall not be construed or applied so as to limit any person from giving truthful information or testimony in any lawsuit or action or from providing candid, truthful information to any governmental or regulatory body or any self-regulatory organization.

4.	No Unfair Competition.

(a)     Executive will not engage in any unfair competition against the Company or its Affiliates.

(b)     For a period of one year after the Effective Date, Executive will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(i)     any existing customer of the Company or its Affiliates;

(ii)     any prospective customer of the Company or its Affiliates about whom Executive acquired information as a result of any solicitation efforts by the Company or its Affiliates, or by the prospective customer, during Executive’s employment with the Company;

(iii)     any existing vendor of the Company or its Affiliates;

(iv)     any prospective vendor of the Company or its Affiliates, about whom Executive acquired information as a result of any solicitation efforts by the Company or its Affiliates, or by the prospective vendor, during Executive’s employment with the Company;

(v)     any existing employee, agent or executive of the Company or its Affiliates, to terminate or otherwise alter the person’s or entity’s employment, agency or Executive relationship with the Company or its parent, affiliates or subsidiaries; or

(vi)     any existing employee, agent or executive of the Company or its Affiliates, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with the Company or its Affiliates.

5.	Release of Claims.

(a)     General Release. Executive, on behalf of himself, his heirs, estate, trust(s), successors and assigns, hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and its Affiliates, and each of their respective partners, members, managers, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, employees, shareholders, benefit plans and related trusts, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all Claims, as defined in Section 5(b), except as provided in Section 5(c).

(b)     Claims Released. The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which he now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to Executive’s employment by or service as a director to any of the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s rights to terminate the employment of Employee; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended,

Cal. Lab. Code §§ 1197.5(a), 1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§ 12945.2, 19702.3; the California Labor Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code, or any other federal, state or local law.

(c)     Claims Not Released. Notwithstanding the generality of the foregoing, the Claims released shall not include the “Unreleased Claims,” which consist of: any claim or right:

(i)     to indemnification under California Labor Code Sections 2800 or 2802, the Company’s articles of incorporation or bylaws, and any policy of directors and officers insurance;

(ii)     Executive’s rights under this Agreement and the Settlement Agreement executed concurrently with this Agreement and the Mortgage Subsidy Agreement;

(iii)     Executive’s vested rights under any pension or welfare benefit plan;

(iv)     for unemployment insurance benefits;

(v)     for worker’s compensation benefits; or

(vi)     that may not be released by private agreement.

(d)     Unknown Claims. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS HEREBY ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(e)     Review and Revocation. Executive agrees and acknowledges that this Agreement includes a waiver and release of all claims that Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release:

(i)     This Agreement is written in a manner calculated to be understood by Executive.

(ii)     The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

(iii)     This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

(iv)     Executive is hereby advised to consult an attorney before signing this Agreement.

(v)     Executive has been granted twenty-one (21) days after receiving this Agreement to decide whether or not to sign this Agreement. If Executive signs this Agreement prior to the expiration of the twenty-one (21) day period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and Executive hereby waives the remainder of the twenty-one (21) day period. The twenty-one (21) day period shall not restart in the event of changes to this Agreement, other than material changes.

(vi)     Executive has the right to revoke this Agreement within seven (7) days of signing this Agreement. In the event this Agreement is revoked, this Agreement and the Settlement Agreement will be null and void in their entirety, and Executive will not be entitled to the Severance Benefits as provided in Section 2 of this Agreement.

(vii)     If Executive wishes to revoke this Agreement, Executive must deliver written notice stating Executive’s intent to revoke this Agreement to the Company’s Senior Vice President, Human Resources, John R. Simon, on or before 5:00 p.m. on the seventh (7th) Day after the date on which Executive signs this Agreement.

(f)     No Assignments of Claims. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.

(g)     No Actions. Executive agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner assert against the Releasees, or any of them, any of the Claims released hereunder, then Executive will pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim. The foregoing shall not apply to: (1) Executive’s right to file a charge with the United States Equal

Employment Opportunity Commission; provided, however, that Executive hereby waives any right to any damages or individual relief resulting from such charge; or (2) any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the Age Discrimination in Employment Act.

(h)     No Admission. Executive understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to him.

(i)     No Reliance. Executive acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by Executive with respect to the matters released in this Agreement, and Executive agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

6.	Notices.

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, actual receipt or the third (3rd) full business day following deposit in the United States mail with postage and fees prepaid, addressed to the other Party hereto at such Party’s address shown below or at such other address as such Party may designate by ten (10) calendar days’ advance written notice to the other Party hereto. The addresses for notices are as follows:

For the Company:	John R. Simon Senior Vice President, Human Resources Pacific Gas and Electric Company 77 Beale Street San Francisco, CA 94177

With a copy to:	Stacy Campos Law Department PO Box 7442 San Francisco, CA 94120

For Executive:	John S. Keenan 104 Genoe’s Point Road SW Supply, North Carolina 28462

With a copy to:	Raymond N. Stella Erlach LAW OFFICES OF RAYMOND N. STELLA ERLACH 275 Battery Street, Suite 2600 San Francisco, CA 94111

7.	Severability.

If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to apply to the maximum limitations permitted by applicable law so long as the rights, duties and obligations of the Parties have been served and the Parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Parties further agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated so long as the right, duties and obligations of the parties have been served.

8.	Entire Agreement; Amendment.

This Agreement represents the entire agreement and understanding among the Parties concerning Executive’s employment and separation from the Company and, except as expressly set forth herein and in the Settlement Agreement and Mortgage Subsidy Agreement, supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company and his compensation from the Company. This Agreement may only be amended by a writing signed by both Executive and the President of the Company. Notwithstanding the foregoing, Executive’s obligations under any confidentiality, intellectual property and/or assignment of inventions agreement shall survive the Last Date of Employment and shall not be amended, limited or superseded by this Agreement.

9.	Waiver.

The failure of either Party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such Party to enforce the same. Waiver by either Party hereto of any breach or default by the other Party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

10.	Governing Law.

This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its conflict of law rules.

11.	Dispute Resolution

Any dispute arising under or relating in any way to this Agreement shall be submitted to arbitration in San Francisco, California, or such other venue as the Parties may mutually determine, in front of a single arbitrator who is a member of the panel of former judges affiliated with the Judicial Arbitration Mediation Services (the “JAMS”), in accordance with the Employment Arbitration Rules of the American Arbitration

Association then in effect, as the exclusive remedy for such dispute. Each Party shall submit a list of three names of proposed arbitrators from the JAMS panel. If the Parties cannot mutually agree on an arbitrator from such lists, each Party shall strike two names from the other Party’s list, and the arbitrator shall then be chosen at random by the JAMS from the two remaining names. The Parties agree that such arbitration will be confidential and that no details, descriptions, settlements, or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other Party, unless required by law or in connection with enforcement of any decision in such arbitration. Any claim for punitive damages is waived by the parties and any damages awarded in such arbitration shall not include punitive damages. The award of the arbitrator may be entered as a judgment in any court of competent jurisdiction.

12.	Successors and Assigns.

This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, administrators, representatives, executors, successors and assigns. In the event of Executive’s death, the benefits payable under this Agreement shall be payable to the Executive’s estate and/or heirs. Notwithstanding the foregoing, Executive shall not assign any of his rights or delegate any of his obligations under this Agreement without obtaining the prior express written consent of the Company.

13.	Confidentiality.

Executive will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, provided that Executive may make disclosure of the foregoing: (a) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Company; (b) to Executive’s tax advisor(s) or accountant(s) as may be necessary for the preparation of tax returns or other reports required by law; (c) to Executive’s attorney(s); and/or (d) to members of Executive’s immediate family, provided, that prior to disclosing any such information (except disclosures required by law or legal process or as authorized in writing), Executive will inform the recipients that they are bound by the limitations of this Section.

14.	Attorneys’ Fees.

The Parties shall bear their own attorneys’ fees and expenses in connection with any dispute arising out of this Agreement; provided, however, that the Company agrees to reimburse Executive up to $15,000 for the fees of his counsel in negotiating this Agreement, which sum the Company agrees is reasonable. Attorneys’ fees shall be paid no later than April 20, 2011. In the event of any arbitration or litigation arising out of a dispute as to the interpretation, enforcement or breach of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees, expert witness expenses and legal costs reasonably incurred.

15.	Authority.

Executive has full authority to enter into and to bind himself to this Agreement. This Agreement is subject to the approval of the Compensation Committee of the Board of Directors of PG&E Corporation. Upon such approval, the Company has full authority to enter into and to bind itself to this Agreement.

16.	Construction.

The parties acknowledge that they and their respective counsel have reviewed this Agreement in its entirety and have had a full and fair opportunity to negotiate its terms. Each Party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the Agreement shall be construed as a whole, according to the fair meaning of the language used.

17.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.	Acknowledgement.

The Parties acknowledge that they have each read this Agreement and understand its terms. By signing this Agreement, the Parties acknowledge and agree that they enter into this Agreement knowingly, voluntarily and without coercion, and that they do not rely, and have not relied, on any fact, representation, statement or assumption other than as specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:	Pacific Gas and Electric Company

CHRISTOPER P. JOHNS

	By:	Christopher P. Johns
President

JOHN R. SIMON

	By:	John R. Simon
Senior Vice President, Human Resources

EXECUTIVE:	John S. Keenan

JOHN S. KEENAN